Exhibit 10.3

Certain information in this Exhibit, marked by [***], has been redacted because (a) it is (i) not material and (ii) would be competitively harmful if publicly disclosed; or (b) it is personally identifiable information the disclosure of which would be an unwarranted invasion of personal privacy.

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into this 22nd day of March, 2019 (the “Effective Date”), by and among the following parties (“Parties”): (a) Indroneel Chatterjee (“Chatterjee”), and (b) Altisource Solutions, Inc. (“Altisource”).
Recitals
    WHEREAS, Chatterjee and Altisource are parties to an arbitration proceeding under the Employment Rules (amended and effective November 1, 2009, Introduction revised October 1, 2017) of the American Arbitration Association (the “Rules”) pending before Arbitrator Barbara A. Mentz (the “Arbitrator”) in New York, New York, entitled Altisource Solutions, Inc. v. Indroneel Chatterjee, AAA Case No. 01-18-0003-7659 (the “Lawsuit”);

WHEREAS, the Lawsuit related to an employment agreement between the Parties effective as of September 1, 2018 (the “Employment Agreement”);
WHEREAS, prior to entering into the Employment Agreement, Chatterjee was employed by one of Parent’s Affiliates in Luxembourg (the “Prior Altisource Employment”);
WHEREAS, Chatterjee is not aware of any errors or material issues with regard to the financial results, business practices, internal controls, or financial reporting of Altisource, Parent, or their respective Affiliates;
WHEREAS, in the Lawsuit, Altisource asserted a breach of contract claim against Chatterjee relating to the Employment Agreement (the “Claim”);
WHEREAS, Chatterjee filed a memorandum in support of his motion to dismiss the Lawsuit (the “Motion to Dismiss”) on December 21, 2018;
WHEREAS, Altisource filed a memorandum in opposition to the Motion to Dismiss on January 7, 2019;
WHEREAS, the Arbitrator has not yet ruled on the Motion to Dismiss;
WHEREAS, the Parties all desire to avoid the further costs, expenses, and delay that would be incurred in connection with the Lawsuit;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, and releases contained herein, the receipt and sufficiency of which is acknowledged by the undersigned, the Parties agree as follows:
1.Dismissal of the Lawsuit. Within [***] business days following the Completion Date (as defined below), Altisource will file with the Arbitrator an executed stipulation and order of dismissal of the Lawsuit with prejudice, in the form attached hereto as Exhibit A.
2.Chatterjee’s Obligations. Chatterjee agrees to:

a.
Within [***] business days of executing this Agreement, return, and not retain any copies (whether in hard copy or electronic format) of, all Altisource Property currently under his custody or control; and shall provide a full accounting of all Altisource Property that Chatterjee is aware was previously in his control, but no longer is. Physical embodiments of Altisource Property shall be sent to Altisource’s outside counsel’s address set forth in Section 15 and electronic embodiments of Altisource Property shall be sent to the email address for Gregory J. Ritts (“Ritts”) in Section 15. Chatterjee shall delete all copies of Altisource Property (whether physical or electronic) and shall provide written certification that he is no longer in possession of such Altisource Property. For any Altisource Property that was once in Chatterjee’s control, but was not returned or identified by Chatterjee, Altisource may make a written request for such Altisource Property (detailing the Altisource Property that it believes is in Chatterjee’s possession) and Chatterjee will to the extent he has not already done so, (i) under take a reasonable investigation to locate such Altisource Property, (ii) provide a detailed accounting as to what happened to said Altisource Property and his best understanding of its current location, and (iii) make reasonable efforts to assist Altisource in retrieving said Altisource Property.

b.
No later than [***], attend (at his own cost) and participate fully and honestly in an in-person interview with Altisource counsel at the offices of Altisource’s outside counsel in New York City at date(s) and time(s) as agreed mutually by the Parties (the “Interview”). [***]

c.
The scope of the Interview shall be determined solely by Altisource and shall cover all activities, conduct, discussions, etc.-without limitation-relating to Chatterjee’s conduct and activities that in any way whatsoever relate to, or affect, Altisource, Parent or their respective Affiliates. While the Parties hope that the Interview can be completed in one full day, it is expressly agreed that the Interview will continue for a second, consecutive full day should Altisource believe in its sole good faith discretion that such second day is necessary. If following the second day, Altisource is not satisfied with Chatterjee’s cooperation during the Interview, it may terminate this Agreement which shall be null and void ab initio.

d.
Within [***] business days of completion of the Interview pursuant to Section 2(c), Altisource shall provide Chatterjee a summary of certain material statements made during the interview (the “Summary”) for Chatterjee’s review and approval. Chatterjee shall provide any comments, proposed changes, clarifications and/or corrections to any misstatements made during the Interview to the Summary to Altisource within [***] business days of his receipt of the Summary. Altisource shall be under no obligation to accept any changes requested by Chatterjee but will use good faith efforts to assess Chatterjee’s requests for accuracy and will incorporate such requested changes (or similar) if the failure to do so would, in Altisource’s sole but reasonable discretion, result in a material misrepresentation of Chatterjee’s statements made at the Interview or does not reflect the clarifications and/or corrections to any misstatements made during the Interview. Subject to anything to the contrary set forth in this Section 2, upon the Parties’ mutual reasonable approval of the final form of the Summary, Chatterjee shall execute the Summary which shall be signed under the pains and penalties of perjury, and Chatterjee shall deliver an original executed Summary to the offices of Altisource’s outside counsel in New York City (such date of delivery, the “Completion Date”). A copy of the executed summary shall be delivered to Chatterjee upon the Completion Date. Notwithstanding any other provision in this Section 2, if Chatterjee fails to deliver an executed Summary within [***] business days of the date when Altisource provides the final mutually agreed upon version of the Summary to Chatterjee, there shall be no Completion Date and this Agreement shall automatically terminate and be null and void ab initio and any recordings (audio or visual) of the Interview shall be destroyed and Altisource shall provide Chatterjee written confirmation of the same. Notwithstanding the forgoing or anything else contained herein, if at any time prior to the delivery of the executed Summary, Altisource believes that Chatterjee made any inaccurate or incorrect statements in the Interview, it shall provide Chatterjee with an explanation as to why Altisource believes such statements were inaccurate and/or incorrect and allow Chatterjee the opportunity to correct such statements.

e.
Altisource agrees that (i) none of the statements made by Chatterjee in the Interview will be used in any way to abrogate or limit the effectiveness of the release of Chatterjee pursuant to Section 6(b) hereof and (ii) regardless of the occurrence of the Completion Date, none of the statements made by Chatterjee in the Interview shall be used by Altisource or its Affiliates to bring any affirmative claims against Chatterjee. For the purposes of clarification, the statements made by Chatterjee in the Interview may be used by Altisource or its Affiliates as necessary to defend themselves against any claims that Chatterjee may bring or cause to be brought against Altisource, Parent or their respective Affiliates, including but not limited to use of the statements for impeachment purposes and bringing counterclaims and cross-claims.

3.Altisource’s Obligations. Upon the Completion Date, Altisource agrees to the following:

a.
Altisource will pay to Chatterjee, in three equal installments, a total of five hundred twenty-five thousand dollars (U.S. $525,000.00), in each case by wire transfer in accordance with the wire instructions attached hereto as Exhibit B, as follows:

i.	One hundred seventy-five thousand dollars (U.S. $175,000.00) within five (5) business days of the Completion Date;

ii.	One hundred seventy-five thousand dollars (U.S. $175,000.00) on September 3, 2019; and

iii.	One hundred seventy-five thousand dollars (U.S. $175,000.00) on September 1, 2020.

b.
Altisource will pay, directly to the insurer, Chatterjee’s portion of COBRA health insurance premiums through the end of 2019 for health insurance coverage of Chatterjee and his spouse, [***]. In no event shall payments made pursuant to this Section 3(b) exceed thirty thousand dollars (U.S. $30,000).

c.
Chatterjee will be entitled to the 19,533 restricted shares granted to Chatterjee pursuant to the Restricted Share Award Agreement dated October 5, 2017 (the “2017 Award”), subject to the terms of the applicable award agreement, provided however, that subject to the conditions set forth in this Agreement, the continued employment conditions on the shares as set forth in the 2017 Award will be waived. Chatterjee may not transfer or otherwise pledge or assign any interest in such shares until the applicable vesting date set forth in the 2017 Award.

d.
Chatterjee will be eligible to continue to participate in the Restricted Stock Award Agreement dated February 12, 2018 (the “2018 Award”), subject to the terms of the applicable award agreement, through February 12, 2020 at which point the 2018 Award shall thereupon terminate. Notwithstanding the foregoing but subject to the conditions set forth in this Agreement, the continued employment conditions on the shares vesting on or before February 12, 2020 will be waived. Any shares that would not have otherwise vested by February 12, 2020 shall be immediately forfeited and shall thereupon terminate. Notwithstanding the waiver of the continued employment conditions through February 12, 2020 on the shares subject to the 2018 Award, Chatterjee may not transfer or otherwise pledge or assign any interest in such shares until the applicable vesting date set forth in the 2018 Award. Chatterjee shall have user access to the Solium equity management software platform so that he may track the share awards.

e.
Chatterjee will not be entitled to any other compensation (including without limitation coverage of any costs or fees relating to this Agreement). The amount payable to Chatterjee under Section 3(a)(i) shall be offset by any and all amounts paid by Altisource on Chatterjee’s behalf for the portion of the health insurance premiums that remained his responsibility while an employee of Altisource.

f.
All payments pursuant to this Agreement will be reduced and withheld for any applicable state, local, or federal tax withholding obligations, to the extent Altisource or its Affiliates are required by law. Chatterjee will be responsible for paying any applicable state, local, or federal taxes on all payments pursuant to this Agreement, to the extent any such taxes are not withheld by Altisource or its Affiliates. Chatterjee will reimburse Altisource or its Affiliates for any tax-related payments actually paid by Altisource or any of its Affiliates arising out of or connected to this Agreement, to the extent such payments are not withheld by Altisource or any of its Affiliates in accordance with this Section 3(g).

g.
Altisource shall offer (at Altisource’s expense) Chatterjee the option of using Altisource’s provider of choice for the 2018 tax year to provide Chatterjee with Luxembourg tax preparation and filing services solely with respect to Chatterjee’s Prior Altisource Employment. Altisource shall be under no obligation to provide such service provider or such services to Chatterjee if Chatterjee fails to respond to such provider’s requests in a timely manner.

4.Termination of Employment Agreement. Upon the Completion Date, the Parties agree that the Employment Agreement is terminated. The Parties further agree that Chatterjee shall not be entitled-under the Prior Altisource Employment, the Employment Agreement the Consent to Termination or otherwise-to any compensation or payments of any kind from Altisource, Parent, or their respective Affiliates, other than those set forth in Section 3 above.
5.Costs to be Borne by the Parties. Each Party shall bear its own attorneys’ fees and all other costs and expenses with respect to the Lawsuit and this Agreement, including without limitation any fees, costs and expenses incurred in connection with the Lawsuit, the Interview and resultant sworn statement, or negotiation of this Agreement.
6.Releases.

a.
Release of Altisource. Upon the Completion Date, for good and valuable consideration, and intending to be bound, Chatterjee on behalf of himself, his successors, assigns, and current and former Affiliates, hereby irrevocably releases and forever discharges Altisource, Parent, current and former subsidiaries and their respective Affiliates and each of their respective present and former officers, directors, members, partners, limited partners, portfolio companies, attorneys, agents, employees, and shareholders (collectively, the “Altisource Releasees”), from any and all known and unknown claims, demands, actions, causes of action, rights, damages, costs, expenses, and compensation, whether arising under contract, common law, statute, or any other rule of law or equity, which Chatterjee now has or may have, or which were or could have been made by or on behalf of Chatterjee from the beginning of the world to the date of this Agreement (the “Released Claims”); provided that the foregoing release of the Altisource Releasees does not include within its scope any release of claims relating to any breach of this Agreement. For the avoidance of doubt, the term “Released Claims” includes without limitation any claims arising from contracts, agreements, and promises, written and oral; any and all claims of discrimination on account of sex, race, age, disability, national origin, religion, veteran status, marital status, sexual orientation, or other characteristic protected by federal state or local law, ordinance, regulation, or order, including without limitation claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Executive Order 11246, the Americans with Disability Act, the Rehabilitation Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act, and any other applicable federal, state, or local antidiscrimination statutes; claims for wrongful termination actions of any type; breach of express or implied covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; intentional or negligent failure to supervise, train, hire, or dismiss; claims for fraud, misrepresentation, libel, slander, or invasion of privacy; and claims as a shareholder of Parent shares.

b.
Release of Chatterjee. Upon the Completion Date, for good and valuable consideration, and intending to be bound, Altisource on behalf of itself and its predecessors, successors, and assigns, hereby irrevocably releases and forever discharges Chatterjee and his successors and assigns, from any and all known and unknown claims, demands, actions, causes of action, rights, damages, costs, expenses, and compensation, whether arising under contract, common law, statute, or any other rule of law or equity, which Altisource now has or may have, or which were or could have been made by or on behalf of Altisource or its Affiliates in connection with the Lawsuit, the Claim, the Employment Agreement or the Intellectual Property Agreement (as defined in Section 18) from the beginning of the world to the date of this Agreement, provided that the foregoing release of Chatterjee does not include within its scope any release of claims relating to any breach of this Agreement and/or the Liquidated Damages as set forth in Section 7. In furtherance thereof, each of the Parties acknowledges that it is familiar with various laws that provide as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS             WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO         EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE         RELEASE, WHICH IF KNOWN BY HIM/HER, MUST HAVE         MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE         DEBTOR.

The Parties waive any and all rights they have or may have under such provisions of law with respect to the releases contained in this Section 6. In connection with this waiver, the Parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be a true, with respect to the releases included in this Section 6.

c.
Nothing herein shall prevent or prohibit the Parties from enforcing any and all rights with respect to this Agreement and the terms contained herein, and the Parties acknowledge that releases hereunder shall not apply to any such claims or rights to enforce this Agreement.

7.Liquidated Damages.

a.
In the event that Chatterjee materially breaches any provision of this Agreement after the Completion Date, Chatterjee must pay Altisource [***] in liquidated damages (as an agreed upon reasonable estimate of the likely harm to Altisource, Parent, or their respective Affiliates, from such breach) and will no longer be entitled to any unvested stock, options, or shares under Sections 3(c) and (d) above or any remaining, unpaid amounts owed under this Agreement.

8.Non-Disparagement.

a.	Chatterjee. Chatterjee agrees that on and after the Completion Date:

i.
Chatterjee will not make any statement (written or oral) disparaging to Altisource, Parent, or the officers, directors, employees, or agents of Altisource or Parent, or any person or entity that he reasonably should know is an Affiliate of Altisource or Parent.

ii.	All of Chatterjee’s communications with Altisource, Parent, or their respective Affiliates, will be made solely to the Chief Executive Officer (“CEO”) or Chief Legal and Compliance Officer (“CLCO”).

iii.
Chatterjee will not, except to the extent such communications are protected by applicable law, have any communication (written or oral) about Altisource, Parent, or their respective Affiliates, with any third parties, including without limitation:

1.	any current or former employee of Altisource, Parent or their respective Affiliates;

2.	any current or former holder of securities of Altisource, Parent, or their respective Affiliates;

3.	any current or former client, customer, or vendor of Altisource, Parent, or their respective Affiliates;

4.	any current or former officer or director of Altisource, Parent, or their respective Affiliates;

5.	any current or former advisor or consultant of Altisource, Parent, or their respective Affiliates;

6.	any individuals associated with the press or media; or

7.	any analyst currently or formerly covering Altisource, Parent, or their respective Affiliates, or the securities of Altisource, Parent, or their respective Affiliates.

iv.
Notwithstanding the foregoing, Chatterjee will be able to make statements as to his employment experience while employed as CFO at Altisource as required by law, including without limitation (i) statements to his personal lawyers, auditors, and regulators; (ii) testimony compelled by process in any legal proceeding provided that Altisource has been provided advanced notice of such testimony; and (iii) statements reasonably necessary for other legally mandated disclosures. In addition, Chatterjee may disclose to prospective employers the dates of his employment at Altisource and the general tasks and functions he performed - e.g. “interfacing with investors”, but may not disclose or discuss the specifics of his work for Altisource.

b.
Altisource Officers. On and after the Completion Date, William B. Shepro, Michelle D. Esterman, Kevin J. Wilcox, and Ritts (collectively, the “Officers”) will not make any statement (written or oral) to any non-Altisource, non-Parent or non-Affiliate of Altisource or Parent personnel, disparaging to Chatterjee. Notwithstanding the foregoing, the Officers will be able to make statements as required by law, including without limitation (i) statements to directors, officers, employees, lawyers, advisors, auditors, insurers, and regulators; (ii) statements in relation to any legal proceeding; and (iii) statements reasonably necessary for securities filings or other legally mandated disclosures.

9.Non-Solicitation

a.
Chatterjee agrees that for a period of [***] from the Completion Date he shall not, either directly or indirectly, on his own behalf or in the service of or on behalf of others solicit any individual or entity which is an actual or, to his knowledge, was within the then preceding [***], an actively sought prospective customer, preferred investor or vendor of Altisource, Parent, or their respective Affiliates, for the purpose of offering services of the general type offered by, or competitive with those offered by, Altisource, Parent, or their respective Affiliates, or otherwise competing with Altisource, Parent, or their respective Affiliates, with respect to the Business of Altisource in the United States of America.

b.
Chatterjee agrees that for a period of [***] from the date of the Completion Date he shall not, either directly or indirectly, on his own behalf or in the service of others, solicit for employment or consulting services, or hire or engage, any person who is an employee of Altisource, Parent, or their respective Affiliates, or was an employee of Altisource, Parent, or their respective Affiliates, within [***] before the date of such solicitation, hiring or engagement (other than employees terminated by Altisource, Parent, or their respective Affiliates); provided that general advertisements for employment directed to the general population shall not be deemed to constitute solicitation for employment.

c.
This Section 9 will not apply to customers, investors, vendors, or employees who worked directly for, or who directly provided services to, Parent’s (i) [***] business unit; or (ii) [***] business unit. Notwithstanding the foregoing, all of the other obligations in this Agreement shall continue to apply to Chatterjee in connection with the limited solicitation activities permitted under this Section 9(c). Within [***] of each occurrence of Chatterjee engaging in any of the foregoing limited solicitation activities permitted under this Section 9(c), Chatterjee will provide a written notice to the CEO or the CLCO that sets forth the details of the activities undertaken by Chatterjee.

10.Other Obligations.

a.
For a period of [***] after the termination of the Employment Agreement in accordance with Section 4, Chatterjee shall not, in any manner, directly or indirectly, alone or in cooperation with any other party, including without limitation any current or future shareholder of Parent, Altisource, or their respective Affiliates: make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any equity or debt securities of Parent, Altisource, or any securities of any of their respective subsidiaries or other Affiliates (other than the restricted shares from the 2017 Award and the 2018 Award), (ii) any acquisition of any assets of Parent, Altisource, or any assets of any of their respective subsidiaries or other Affiliates, or (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Parent, Altisource, or any of their respective subsidiaries or other Affiliates, or involving any securities or assets of Parent, Altisource, or any securities or assets of any of their respective subsidiaries or other Affiliates; propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or consents to vote any securities of Parent, Altisource, or any of their respective subsidiaries or other Affiliates, nominate or propose the election of any person as a director of Parent, Altisource, or any of their respective subsidiaries or other Affiliates, or propose any other matter to be voted upon by the stockholders of Parent, Altisource, or any of their subsidiaries or other Affiliates; form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) (or discuss with any third party the potential formation of a group) with respect to any equity or debt securities of Parent, Altisource, or any securities of any of their respective subsidiaries or other Affiliates; agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clauses “(i)”, “(ii)” or “(iii)” of this sentence; assist, induce or encourage any other person to take any action referred to in clauses “(i)”, “(ii)” or “(iii)” of this sentence, including by providing any Confidential Information of Parent, Altisource, or any of their respective subsidiaries or other Affiliates, to any other party; enter into any discussions or arrangements with any third party with respect to the taking of any action referred to in clauses “(i)”, “(ii)” or “(iii)” of this paragraph; or request Parent, Altisource, or any of their respective subsidiaries or other Affiliates (or any of the managers, officers, management committee members, or directors of Parent, Altisource, or any of their respective subsidiaries or other Affiliates), directly or indirectly, to amend or waive any provision of this paragraph.
11.Assumption of Risk. Each Party to this Agreement understands, acknowledges and agrees that if any fact now believed to be true is found hereafter to be other than, or different from, that which is now believed, each Party expressly assumes the risk of such difference in fact and agrees that this Agreement shall and will remain effective notwithstanding any such difference in fact.
12.No Admissions. The Parties mutually and expressly agree that by entering into this Agreement, no Party makes any admission of liability or wrongdoing regarding any allegations made in the Lawsuit.
13.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their Affiliates, subsidiaries, representatives, successors, and assigns.
14.Modifications and Waivers. No changes or modification of this Agreement shall be valid unless the same is in writing and signed by a duly authorized officer of each Party. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and signed by the Party against whom the waiver is sought to be enforced.

15.Notices. Notices required under this Agreement shall be delivered to the addresses indicated below by hand, through an express mail service, or by certified or first class mail, postage prepaid, along with an electronic copy to:
For Chatterjee:    Indroneel Chatterjee
[***]

with a copy (which shall not constitute notice), to:
Aari Itzkowitz
Wilk Auslander LLP
1515 Broadway, 43rd Floor
New York, NY 10036
aitzkowitz@wilkauslander.com

For Altisource:    Law and Compliance Department
Altisource Solutions, Inc.
1000 Abernathy Road NE, Suite 200
Atlanta, GA 30328

with copies to:

Gregory J. Ritts
40, Avenue Monterey
L-2163 Luxembourg
[***]

Douglas H. Flaum
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
dflaum@goodwinlaw.com
16.Confidentiality.

a.
Settlement Agreement. The Parties hereby acknowledge, covenant, and agree that the terms of this Agreement are confidential and none of the Parties shall disclose such terms to any third party, unless required by law, regulatory requirements, or court order; provided however that Chatterjee may disclose this Agreement to his wife. The Parties acknowledge that the foregoing sentence shall be construed as broadly as permitted by law. The Parties further agree and acknowledge that no Party (including their counsel, representatives, agents, employees, predecessors, successors, assigns, parents, subsidiaries, and Affiliates) may, without the written consent of all other Parties, issue press releases referring to or in any way related to the subject matter of this Agreement, the Lawsuit, the Claim, or the Employment Agreement. The Parties further agree and acknowledge that no Party (including their counsel, representatives, agents, employees, predecessors, successors, assigns, parents, subsidiaries, and Affiliates) may, without the written consent of all other

Parties, comment on the subject matter of this Agreement, any claims, or the Employment Agreement to media, press, or news agencies. Notwithstanding the foregoing, it is agreed that the Parties to this Agreement: (a) may file this Agreement with a court of competent jurisdiction as necessary to enforce any of the terms of this Agreement; provided that such Party attempts to file the Agreement under seal in accordance with the court’s rules; (b) may disclose this Agreement to its respective board, Affiliates, attorneys, accountants, and other professionals as needed in the ordinary course of business provided that such disclosure shall be subject to the terms hereof; (c) may disclose this Agreement in a filing with the Securities and Exchange Commission as required by law; and (d) may disclose that the Lawsuit has been resolved and that the terms of the settlement are confidential.

b.
Confidential Information and Trade Secrets. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by Chatterjee while employed by Altisource, Parent, or their respective Affiliates, are confidential to and are and will remain the sole and exclusive property of Altisource, Parent, or their respective Affiliates, and will be returned to Altisource in accordance with Section 2(a). To the extent that Chatterjee is personally aware of any Confidential Information or Trade Secrets, Chatterjee shall hold such Confidential Information and Trade Secrets in trust and strictest confidence, and shall not use, reproduce, distribute, disclose, or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof (which, for clarity, Chatterjee is obligated to return and destroy in accordance with Section 2(a)) and may in no event take any action causing or fail to take the action necessary in order to prevent any Confidential Information and Trade Secrets disclosed to or developed by Chatterjee to lose its character or cease to qualify as Confidential Information or Trade Secrets.

17.Governing Law; Jurisdiction; Arbitration. This Agreement shall in all respects be interpreted, governed, and construed by and under the laws of New York without regard to any conflict of law provisions thereof that would cause the application of the laws of any jurisdiction other than the state of New York. The Parties agree to arbitrate any controversy or claim arising out of or relating to this Agreement in arbitration to be conducted before a single arbitrator and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. To the extent that she is available and willing to serve, the arbitration shall be held before Barbara Mentz, Esq. as the sole arbitrator. The arbitration shall take place in the Borough of Manhattan in the City of New York. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties also agree to arbitrate all arbitrability issues, including, without limitation, whether there is an arbitration agreement, the scope of such agreement, and all arguments related to waiver of their arbitration rights, including waiver by conduct.

18.Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and as a complete and exclusive statement of the terms hereof, and supersedes all prior understandings, oral and written, between any of the Parties, relating to the Employment Agreement, the Claim or the Lawsuit. No Party has entered into this Agreement in reliance on any other Party’s representations, statements, promises or warranties (oral or otherwise) except for those that are expressly set forth in this Agreement. Notwithstanding the foregoing, the Parties acknowledge both (a) the Mutual Consent to Termination of Employment Agreement and Full Release between Chatterjee and Altisource S.à r.l. (dated August 31, 2018) (the “Consent to Termination”); and (b) the Employee Intellectual Property Agreement between Chatterjee and Altisource (dated August 31, 2018) (the “Intellectual Property Agreement”), and expressly agree that the terms contained within both documents survive the execution of this Agreement and the termination of the Employment Agreement in accordance with Section 4 hereof, provided however that it is expressly acknowledged and agreed that any and all claims under the Intellectual Property Agreement which arose or could have arisen, whether known or unknown, prior to the date of this Agreement have been fully released under Section 6 hereof.
19.Construction. Each and every provision of this Agreement shall be construed as though the Parties participated equally in the drafting of the same and therefore the document shall not be construed against any of the Parties as the drafting party.
20.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Further, should any assignment of any of the Claims or obligations contemplated or described by this Agreement be invalid, illegal or incapable of being enforced by any rule of law or public policy, the releases given in Section 6 of this Agreement shall nevertheless remain in full force and effect.
21.Survival. Subject to Section 2(c), 2(d), the provisions of Sections 6 (“Releases”), 7 (“Liquidated Damages”), 8 (“Non-Disparagement”), 9 (“Non-Solicitation”), 10 (“Other Obligations”), 16 (“Confidentiality”), 18 (“Entire Agreement”), and 26 (“Definitions”) shall remain in place (i) following the fulfillment of other terms of the Agreement; and/or (ii) in the event the Agreement is terminated or breached for so long as permitted by the governing law.
22.No Assignment. Each of the Parties warrants and represents that such Party has neither made, nor caused to be made, nor is aware of, nor will make any assignment or transfer of any claims, demands, accounts, obligations, actions, causes of action, debts, liens, contracts, agreements, promises, representations, torts, damages, costs, attorneys’ fees, monies due on accounts, judgments, or liabilities covered by the above releases.
23.Reliance Upon Legal Counsel. Each of the Parties warrants and represents that it has relied upon its own legal counsel regarding the proper, complete, and agreed-upon consideration for, and the terms and provisions of, this Agreement, and that no statements or representations made by any other Party or any of its agents, employees, or legal counsel (other than as set forth in this Agreement) have influenced or induced it to execute this Agreement.

24.Officers Authorized to Execute the Agreement. Altisource warrants that its undersigned corporate officers are fully authorized to execute this Agreement in the name and on behalf of Altisource and to give the Releases and make the promises contained herein.
25.Counterparts. This Agreement may be executed in counterparts, each of which shall constitute but one and the same instrument.
26.Definitions. Any capitalized terms herein that are not defined above are defined as follows:

a.
“Affiliate” means any person, firm, corporation, partnership, association, or entity that, directly or indirectly or through one or more intermediaries, is owned or controlled by, or is under common ownership or control with the specified individual or entity. For purposes of this Subsection, “ownership” shall mean ownership of equity securities representing more than twenty percent (20%) of the value of the equity securities of the specified firm, corporation, partnership, association or entity, and “control” shall mean (i) the right to vote equity securities representing more than twenty percent (20%) of the ordinary voting power of the equity securities of the applicable firm, corporation, partnership, association or entity, (ii) that the specified individual or entity has a representative on the governing board, or has caused to be elected a member of the governing board, of the applicable firm, corporation, partnership, association, or entity, or (iii) the specified individual or entity, directly or indirectly, controls the management, through a management agreement or otherwise, of the applicable firm, corporation, partnership, association, or entity. In addition, an Affiliate shall mean any person, firm, corporation, partnership, association, or entity in which Altisource, Parent, or any of their Affiliates (determined under the foregoing definition) has any interest and which engages in the business of correspondent lending or a similar business.

b.
“Altisource Property” means all property, whether tangible or intangible, belonging in whole or in part to Altisource, Parent, or their respective Affiliates, regardless of whether such property is owned or licensed, including without limitation:

i.	All Confidential Information and Trade Secrets (and all embodiments thereof);

ii.	[***]

c.	“Business of Altisource” means the businesses of Altisource, Parent, or their respective Affiliates, as of [***], which include without limitation the businesses of:

i.
real estate mortgage banking, residential mortgage origination and default management services (including without limitation, loan sale execution services, due diligence services, mortgage fulfillment services, valuation products and services, underwriting, purchasing support services, default processing services, property inspection and preservation services, homeowner outreach, real estate sales, closing and title services, title insurance, component services, financial services, insurance services, call center services, and other ancillary services), real estate brokerage services, real estate auction services, property management services, asset recovery services, customer relationship management services, loan origination software, residential and commercial loan servicing software, loss mitigation software, vendor management software, voucherless payable system software, and information technology solutions to manage and oversee payments to vendors;

ii.	purchasing, renovating, leasing, and selling real estate;

iii.	developing and providing software and/or other technology solutions for the mortgage, real estate, asset management, and vendor management industries;

iv.
managing and operating a mortgage and/or banking cooperative and providing any services to the cooperative members of a similar type provided, or planned to be provided, by Altisource, Parent, or their respective Affiliates; or

v.
any other commercial activity engaged in or actively under consideration providing products or services that are similar to any of those provided, or planned to be provided, by Altisource, Parent, or their Affiliates, in the normal course of business.

d.
In addition, the term “Business of Altisource” shall include any other commercial activity engaged in by Altisource, Parent, or their respective Affiliates, in the normal course of business determined as of [***].

e.
“Confidential Information” means data and information relating to the Business of Altisource (which does not rise to the status of a Trade Secret) which is or has been disclosed to Chatterjee or of which Chatterjee became aware as a consequence of or through his relationship to Altisource, Parent, or their respective Affiliates, and which has value to Altisource, Parent, or their respective Affiliates, and is not generally known to its or their competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public at-large by Altisource, Parent, or their respective Affiliates, (except where such public disclosure has been made by Chatterjee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to Altisource, Parent, or their respective Affiliates, by Chatterjee.

f.	“Parent” means Altisource Portfolio Solutions S.A., an entity organized under the laws of Luxembourg.

g.
“Trade Secrets” means data and information relating to the Business of Altisource including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets shall not include any data or information that has been voluntarily disclosed to the public by Altisource, Parent, or their respective Affiliates, (except where such public disclosure has been made by Chatterjee without authorization) or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to Altisource, Parent, or their respective Affiliates, by Chatterjee.
[Signature Page to Follow]

IN WITNESS WHEREOF, Chatterjee and Altisource have signed this Agreement as of the Effective Date written above.

Date:
Indroneel Chatterjee By:
Name: Indroneel Chatterjee

Date:
Altisource Solutions, Inc. By:
Name: Title:

EXHIBIT A
FORM OF STIPULATION OF DISMISSAL

AMERICAN ARBITRATION ASSOCIATION

Altisource Solutions Inc., Claimant, - against - Indroneel Chatterjee, Respondent.	Arbitration No.: 01-18-0003-7659

STIPULATION OF DISMISSAL
Based upon the Separation Agreement between the Parties dated as of March 22, 2019, the Parties hereby dismiss with prejudice all of their respective claims in the Arbitration which either were or could have been brought or assessed and request that the Arbitrator and the American Arbitration Association hereby close this matter.

By: Aari Itzkowitz aitzkowitz@wilkauslander.com Wilk Auslander LLP 1515 Broadway New York, NY 10036 Tel.: +1 646.375.7660 Fax: +1 212.752.6380	By: Douglas H. Flaum dflaum@goodwinlaw.com GOODWIN PROCTER LLP 620 Eighth Avenue New York, NY 10018 Tel.: +1 212.813.8800 Fax: +1 212.355.333